ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2010

ATLANTA, Georgia, March 24, 2011 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2010.  For the fourth quarter ended December 31, 2010, the Company reported net income of $1.5 million, or $0.06 per diluted share, compared to net income of $0.6 million, or $0.02 per diluted share, during the same period in 2009.  Realized investment gains for the quarter ended December 31, 2010 were $1.3 million as compared to $0.3 million for the quarter ended December 31, 2009.  Income from operations before realized investment gains and income taxes was $368,000 for the quarter ended December 31, 2010 and $650,000 for the quarter ended December 31, 2009.  Premiums for the fourth quarter of 2010 increased 10.2% to $25.3 million compared to $23.0 million for the fourth quarter of 2009; as premiums in the life and health operations increased by $1.1 million and premiums in the property and casualty operations increased by $1.2 million on a comparative basis.

Atlantic American reported net income for the year ended December 31, 2010 of $2.5 million, or $0.09 per diluted share, as compared to a net loss of $1.2 million, or $0.08 per diluted share, for the year ended December 31, 2009.  The 2009 net loss was directly attributable to an increase in the Company’s deferred tax asset valuation allowance of approximately $2.0 million primarily related to the disposition of certain investments.  Income from operations before realized investment gains and income taxes increased 26.5% and was $1.4 million for the year ended December 31, 2010 as compared to $1.1 million for the year ended December 31, 2009.  Total premiums during 2010 increased 6.7% to $97.6 million from 2009 premiums of $91.5 million; and premiums in the life and health operations increased 9.6% or $5.5 million in 2010 as compared to 2009, while premiums in the property and casualty operations increased nominally by $0.6 million in that period.

Commenting on the results, Hilton H. Howell, Jr., president and chief executive officer, stated, “We are pleased with our 2010 results.  From the top line premium revenue growth of 6.7% to the 26.5% increase in our income from operations before realized investment gains and income taxes, our Company continues to prosper during these challenging and competitive times.  Such results would not be achievable or sustainable without the dedicated efforts of our staff combined with the unwavering commitment of our agents.  In light of these positive results, we are pleased to be paying a two cent per share dividend to all shareholders of record on March 31, 2011.  We are optimistic that the momentum exhibited in 2010 is simply the beginning and that the future will continue on the same path.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended		Year ended
	Dec. 31,		Dec. 31,
(Unaudited; In thousands, except per share data)	2010	2009	2010	2009

Insurance premiums	$ 25,291	$ 22,950	$ 97,613	$ 91,462
Investment income	2,302	2,546	9,737	10,688
Realized investment gains, net	1,347	272	1,571	273
Other income	65	85	280	287

Total revenue	29,005	25,853	109,201	102,710

Insurance benefits and losses incurred	17,588	15,031	66,854	60,784
Commissions and underwriting expenses	6,723	6,645	28,099	28,379
Interest expense	657	662	2,612	2,756
Other	2,322	2,593	8,703	9,441

Total benefits and expenses	27,290	24,931	106,268	101,360

Income before income taxes	1,715	922	2,933	1,350

Income tax expense	240	289	440	2,557

Net income (loss)	$ 1,475	$ 633	$ 2,493	$ (1,207)

Basic earnings (loss) per common share	$ 0.06	$ 0.02	$ 0.09	$ (0.08)

Diluted earnings (loss) per common share	$ 0.06	$ 0.02	$ 0.09	$ (0.08)

	December 31,	December 31,
Selected Balance Sheet Data	2010	2009

Total investments	$ 184,628	$ 195,410
Total assets	277,566	262,086
Insurance reserves and policyholder funds	137,902	129,213
Debt	41,238	41,238
Total shareholders' equity	82,693	77,470
Book value per common share	3.40	3.16